June 1, 2012

David G. Van Hooser

Harbor Funds

111 South Wacker Drive, 34th Floor

Chicago, IL 60606

RE:	Contractual Expense Limitations – June 1, 2012 through February 28, 2013

Dear Mr. Van Hooser:

In connection with our service as investment adviser to the specific Harbor funds listed below, we hereby agree to limit the total annual operating expenses of each class of shares of such Harbor funds until February 28, 2013 in the manner set forth below:

Harbor Global Value Fund
	Institutional	Administrative	Investor
	Class	Class	Class

Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.90%	1.15%	1.27%

Harbor Global Growth Fund
	Institutional	Administrative	Investor
	Class	Class	Class

Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.90%	1.15%	1.27%

We shall have no ability to terminate or modify this expense limitation agreement through February 28, 2013. This agreement shall automatically expire without further action by the parties at the close of business on February 28, 2013.

111 South Wacker Drive, 34th Floor  |  Chicago, Illinois 60606-4302

T 800-422-1050  |  F 312-443-4444  |  www.harborfunds.com

ROBECO

Mr. Van Hooser

June 1, 2012

Please acknowledge your agreement with the foregoing as of the date set forth above by signing in the space provided below and returning an executed original to my attention.

HARBOR CAPITAL ADVISORS, INC.

By:	/s/ Charles F. McCain
Charles F. McCain, Executive Vice President

Agreed and Accepted:

HARBOR FUNDS

By:	/s/ David G. Van Hooser
David G. Van Hooser, President